UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549
_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event
  reported: April 15, 2009

American Airlines, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-2691	13-1502798
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 Amon Carter Blvd.	Fort Worth, Texas	76155
(Address of principal executive offices)		(Zip code)

(817) 963-1234
(Registrant's telephone number)

   (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

American Airlines, Inc. is furnishing herewith a press release issued on April 15, 2009 by its parent company, AMR Corporation (AMR), as Exhibit 99.1, which is included herein.  This press release was issued to report AMR’s first quarter 2009 results.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

	Exhibit 99.1	Press Release of AMR dated April 15, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Airlines, Inc.

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated:  April 15, 2009

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release

CONTACT:    Andy Backover
         Corporate Communications
         Fort Worth, Texas
         817-967-1577
         corp.comm@aa.com

FOR RELEASE:  Wednesday, April 15, 2009

Editor's Note:  A live Webcast reporting first quarter results will be broadcast on the Internet on April 15 at 2 p.m. EDT (Windows Media Player required for viewing)

AMR CORPORATION REPORTS A FIRST QUARTER 2009 NET LOSS OF $375 MILLION AS WEAK ECONOMY HURTS REVENUE

DESPITE CHALLENGES, AIRLINE CONTINUES ITS FOCUS ON IMPROVEMENTS IN AREAS WITHIN ITS CONTROL:
•	Adds nearly $100 million in liquidity through owned-aircraft financing
•	Plans 2009 non-aircraft capital expenditure cut of approximately $100 million
•	Unit cost results for first quarter 2009 and full-year outlook both better than Jan. 21 forecast
•	Customer dependability metrics continue to improve
•	American Airlines takes delivery of two 737-800s for MD-80 replacement and receives additional financing commitment for two of its scheduled 737 deliveries

FORT WORTH, Texas – AMR Corporation, the parent company of American Airlines, Inc., today reported a net loss of $375 million for the first quarter of 2009, or $1.35 per share. The results include the impact of a $13 million charge, or $0.05 per share, to reflect the net present value of future lease payments related to A300 aircraft retirements during the quarter.
The current quarter results compare to a net loss of $341 million for the first quarter of 2008, or $1.37 per share.
“While lower fuel prices have provided a significant buffer against falling demand in 2009, the struggling economy and capital markets remain significant challenges for American and the rest of the industry,” said AMR Chairman and CEO Gerard Arpey. “Even as we feel the impact of declining revenues, fares and traffic, we continue to make progress in areas within our control.”
Among accomplishments so far in 2009, Arpey noted that the Company was able to obtain nearly $100 million from a loan secured by aircraft, reduce planned 2009 capital expenditures by about $100 million, and identify ways to help control unit costs. It also received an additional financing commitment for two of its Boeing 737-800 deliveries and put into service two new 737s to begin the process of replacing its MD-80 fleet.
Arpey added, “Thanks in large part to the efforts of our employees, we also continued to improve our customer dependability. Our 2009 outlook remains challenging, but the hard work we have done in recent years to bolster liquidity, reduce debt and operate with capacity discipline has better prepared us to face these difficulties.”
Progress Continues in 2009
In the first quarter, American took delivery of two new Boeing 737-800 aircraft as it begins to replace its narrowbody fleet with more fuel-efficient aircraft. Including these aircraft, which are American’s first deliveries of 737 aircraft since late 2001, the Company expects delivery of 29 737s in 2009, 39 737s in 2010, and eight 737s in early 2011. The new 737s are about 35 percent more fuel efficient per available seat mile than the MD-80s they will replace.
AMR today announced that it has received a new financing commitment covering two 737s included in its expected deliveries. With this new financing, along with a backstop financing commitment, as well as a sale-leaseback transaction covering 20 737s, subject to certain terms and conditions, AMR has obtained financing commitments covering its new 737 deliveries well into the fourth quarter of 2010.
In addition, AMR continued efforts to improve its cash position through an aircraft-secured debt transaction that raised nearly $100 million. At the end of the first quarter, AMR estimated it had at least $3.6 billion in unencumbered assets and other sources of liquidity, which includes assets that could be sold or financed, such as aircraft, AAdvantage miles, route authorities and slots. As it works to preserve capital, AMR also plans to reduce its 2009 non-aircraft capital expenditures by approximately $100 million compared to previous guidance.

    Arpey also noted the Company’s continued efforts to contain unit costs. Excluding the cost of fuel and the impact of special items, American’s mainline and consolidated cost per available seat mile in the first quarter were each approximately three and a half percentage points lower than the Company’s forecast in guidance provided on Jan. 21. While this was due in part to reduced passenger and cargo variable expenses related to less traffic and foreign exchange effects, it was also due to improved cost discipline on information technology expenses as well as materials and repair costs. (See guidance section below for details of the improvement in the Company’s 2009 unit cost outlook compared to its Jan. 21 guidance.)
The Company’s investments aimed at improving dependability and the customer experience also continued to bear fruit in the first quarter. American’s “A+14” on-time performance, as measured by the U.S. Department of Transportation (DOT), was 78.1 percent during the first quarter of 2009, an improvement of nearly 15 percentage points compared to the same period in 2008.  In addition, based on the Company’s “Direct D-0” performance measuring on-time departures and its Customer Satisfaction Survey (CSS) results to date for the first quarter, approximately 74,000 employees worldwide will receive at least $11.4 million through the Annual Incentive Plan, with the total potentially exceeding $15 million pending CSS results for March.
Arpey reiterated expectations that American and four of its fellow oneworld members – British Airways, Iberia, Royal Jordanian and Finnair – will receive approval of their application for global antitrust immunity during the second half of 2009. The airlines’ application is pending with the DOT. With immunity, American, British Airways and Iberia plan to launch a joint business relationship that will improve travel options and customer benefits on flights between North America and Europe.
Financial and Operational Performance (Excluding impact of special items)
AMR reported first quarter consolidated revenues of approximately $4.8 billion, a decrease of 15 percent year over year, largely driven by reduced capacity and economic factors, including less passenger traffic and lower fares, as well as lower cargo demand.
Other revenues, including sales from such sources as confirmed flight changes, purchased upgrades, Buy-on-Board food services, and bag fees, increased 6.9 percent year over year to $558 million in the first quarter, compared to the first quarter of 2008.
American’s mainline passenger revenue per available seat mile (unit revenue) declined by 8.7 percent in the first quarter compared to the year-ago quarter.
Mainline capacity, or total available seat miles, in the first quarter decreased by 8.0 percent compared to the same period in 2008, as the Company continued to exercise capacity discipline given the difficult demand environment.
American's mainline load factor – or the percentage of total seats filled – was 75.7 percent during the first quarter, compared to 79.1 percent in the first quarter of 2008. American’s first-quarter yield, which represents average fares paid, decreased by 4.5 percent compared to the first quarter of 2008, its first year-over-year yield decrease following 15 consecutive quarters of year-over-year yield increases. The decrease in yield was largely due to more aggressive pricing industrywide and reduced traffic in the premium cabins.
American's mainline cost per available seat mile (unit cost) in the first quarter decreased by 6.8 percent year over year. The largest contributor to this year-over-year decrease was fuel. Taking into account the impact of fuel hedging, AMR paid $1.91 per gallon for jet fuel in the first quarter versus $2.74 a gallon in the first quarter of 2008, a 30 percent decrease. As a result, the Company paid $561 million less for fuel in the first quarter of 2009 than it would have paid at prevailing prices from the prior-year period.
Excluding fuel, mainline unit costs in the first quarter of 2009 increased by 6.8 percent year over year. Factors driving the first quarter increase in unit costs, excluding the impact of fuel, include unit cost pressure associated with 2009 capacity reductions, including increased facility and landing fees; dependability initiatives; increased defined benefit pension expenses and employee and retiree medical expenses; and increased materials and repair costs. These unit cost pressures were somewhat offset by reduced passenger and cargo variable expenses and foreign exchange effects, and further mitigated by improved cost discipline on information technology and materials and repair expenses.
Balance Sheet Update
Including the new financing of nearly $100 million, AMR ended the first quarter with $3.3 billion in cash and short-term investments, including a restricted balance of $462 million. That compares to a balance of $4.9 billion in cash and short-term investments, including a restricted balance of $426 million and $274 million in fuel hedge collateral held by the Company, at the end of the first quarter of 2008. The Company’s cash balance at the end of the first quarter of 2009 includes the impact of $343 million in collateral it had posted with fuel hedging counterparties, as well as approximately $750 million in principal payments on long-term debt and capital lease payments that it made during the first quarter.
AMR’s Total Debt, which it defines as the aggregate of its long-term debt, capital lease obligations, the principal amount of airport facility tax-exempt bonds, and the present value of aircraft operating lease obligations, was $14.4 billion at the end of the first quarter of 2009, compared to $15.2 billion at the end of the first quarter of 2008. AMR’s Net Debt, which it defines as Total Debt less unrestricted cash and short-term investments, was $11.5 billion at the end of the first quarter of 2009, compared to $10.7 billion at the end of the first quarter of 2008.
In addition to its estimated $3.6 billion in unencumbered assets and sources of liquidity at the end of the first quarter (as described above), as a result of its scheduled principal payments during the remainder of 2009, the Company expects that approximately $1 billion in other assets will become unencumbered this year.

First Quarter Highlights

•
American said it is taking its Wi-Fi internet service out of the trial stage and has decided to install Gogo® Inflight Internet on more than 300 domestic aircraft over the next two years. The expansion will help American, which last August became the first U.S. airline to launch the Gogo service, further enhance its customers’ travel experience and meet their evolving travel needs.

•
American announced that it has begun extensive renovations to its Admirals Club and Flagship Lounge at London Heathrow Airport. American also completed extensive renovations to its largest Admirals Club lounge at Chicago O’Hare International Airport and began extensive renovations to its Admirals Club at Logan International Airport in Boston. American also opened a new Admirals Club at Washington Dulles International Airport.

•
American announced its participation in the Climate Leaders program of the Environmental Protection Agency (EPA) as part of its continued commitment to environmentally-responsible business practices. American is the first major passenger airline to join the program. Climate Leaders is a collaboration of business and the EPA to develop comprehensive climate change strategies.

•
American made it more convenient for customers who call to get information about their upcoming trips – such as departure gate and flight times – thanks to its enhanced “Remember Me” speech recognition technology. With “Remember Me,” customers can get relevant information four times faster than those who are not registered for this service. The system recognizes the customer's phone number, instantaneously pulls up their reservation, and even greets the customer by name.

•
American was selected as one of the nation’s “Top 50 Employers” by readers of Equal Opportunity magazine in the publication’s 16th annual survey. American was the only airline to make the prestigious group. Readers of Equal Opportunity voted for companies they would most prefer to work for or that they believe are progressive in hiring members of minority groups.

•
American and NBC Universal reached an agreement for inflight broadcast content that started March 1. NBC Universal will produce four exclusive 90-minute programs each month for American, featuring content from numerous NBC entities for viewing on the airline’s overhead main-screens and, where available, personal entertainment devices.

Guidance
Mainline and Consolidated Capacity
AMR expects its full-year mainline capacity to decrease by approximately 6.5 percent in 2009 compared to 2008, with a reduction of domestic capacity of approximately 9 percent and a reduction of international capacity of approximately 2.5 percent compared to 2008 levels.  On a consolidated basis, AMR expects full-year capacity to decrease by more than 6.5 percent in 2009 compared to 2008.
AMR expects mainline capacity in the second quarter of 2009 to decrease by more than 7.5 percent compared to the second quarter of 2008, with domestic capacity expected to decline by approximately 11 percent and international capacity expected to decline by more than 2 percent compared to second quarter 2008 levels. AMR expects consolidated capacity in the second quarter of 2009 to decrease by approximately 8 percent compared to the second quarter of 2008.
AMR expects regional affiliate capacity to decline by approximately 11 percent in the second quarter of 2009 compared to the prior-year period and expects full-year regional affiliate capacity to decline by approximately 8 percent in 2009 compared to 2008 levels.
Fuel Expense and Hedging
While the cost of jet fuel remains very volatile, AMR is planning for an average system price of $1.89 per gallon in the second quarter of 2009 and $1.89 per gallon for all of 2009. AMR has 37 percent of its anticipated second quarter 2009 fuel consumption hedged at an average cap of $2.59 per gallon of jet fuel equivalent ($101 per barrel crude equivalent), with 33 percent subject to an average floor of $1.99 per gallon of jet fuel equivalent ($76 per barrel crude equivalent). AMR has 35 percent of its anticipated full-year consumption hedged at an average cap of $2.54 per gallon of jet fuel equivalent ($97 per barrel crude equivalent), with 32 percent subject to an average floor of $1.89 per gallon of jet fuel equivalent ($70 per barrel crude equivalent). As of April 1, the average 2009 market forward price of crude oil was $53 per barrel. Consolidated consumption for the second quarter is expected to be 699 million gallons of jet fuel.

        Mainline and Consolidated Unit Costs (Excluding impact of special items)
For the second quarter of 2009, mainline unit costs are expected to decrease by 11.5 percent compared to the second quarter of 2008, while second quarter consolidated unit costs are expected to decrease by 12.0 percent compared to the second quarter of 2008.
In the second quarter of 2009, mainline unit costs excluding fuel are expected to increase 7.7 percent year over year while consolidated unit costs excluding fuel are expected to increase 6.1 percent compared to the second quarter of 2008.
Full-year mainline unit costs are expected to decrease 10.4 percent in 2009 compared to 2008, while full-year consolidated unit costs are expected to decrease 10.7 percent in 2009 compared to 2008. (This compares to the forecast provided on Jan. 21 for full-year mainline unit costs to decrease 6.6 percent in 2009 compared to 2008, and for full-year consolidated unit costs to decrease 7.1 percent in 2009 compared to 2008.)
AMR expects mainline unit costs excluding fuel to be 6.6 percent higher in 2009 versus 2008, while 2009 consolidated unit costs excluding fuel are expected to increase 5.3 percent year over year. (This compares to the forecast provided on Jan. 21 for mainline unit costs excluding fuel to be 9.2 percent higher in 2009 versus 2008, and for 2009 consolidated unit costs excluding fuel to be 7.6 percent higher year over year.)
In addition to the impact of reduced variable expenses from less passenger and cargo traffic, 2009 unit costs are expected to improve versus prior guidance due to lower costs on items such as information technology spending and consulting fees and the implementation of a hiring and pay freeze for all non-contract employees.

Editor’s Note: AMR’s Chairman  and Chief Executive Officer, Gerard Arpey, and its Executive Vice President and Chief Financial Officer, Thomas Horton, will make a presentation to analysts during a teleconference on Wednesday, April 15, at 2 p.m. EDT.  Following the analyst call, they will hold a question-and-answer conference call for media.  Reporters interested in listening to the presentation or participating in the media Q&A should call 817-967-1577.

Statements in this release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events.  When used in this release, the words "expects," "plans,"
"anticipates," “indicates,” “believes,” “forecast,” “guidance,” “outlook,” "may," "will," "should," “seeks,” “targets” and similar expressions are intended to identify forward-looking statements.  Similarly, statements that describe the Company's objectives, plans or goals are forward-looking statements.  Forward-looking statements include, without limitation, the Company’s expectations concerning operations and financial conditions, including changes in capacity, revenues and costs; future financing plans and needs; the amounts of its unencumbered assets and other sources of liquidity; fleet plans; overall economic and industry conditions; plans and objectives for future operations; regulatory approvals and actions, including the Company’s application for antitrust immunity with other oneworld alliance members; and the impact on the Company of its results of operations in recent years and the sufficiency of its financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured.  All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Guidance given in this release regarding capacity, fuel consumption, fuel prices, fuel hedging, and unit costs, and statements regarding expectations of regulatory approval of the Company’s application for antitrust immunity with other oneworld members, are forward-looking statements.

Forward-looking statements are subject to a number of factors that could cause the Company’s actual results to differ materially from the Company’s expectations.  The following factors, in addition to other possible factors not listed, could cause the Company’s actual results to differ materially from those expressed in forward-looking statements:  the materially weakened financial condition of the Company, resulting from its significant losses in recent years; weaker demand for air travel and lower investment asset returns resulting from the severe global economic downturn; the Company’s need to raise substantial additional funds and its ability to do so on acceptable terms; the ability of the Company to generate additional revenues and reduce its costs; continued high and volatile fuel prices and further increases in the price of fuel, and the availability of fuel; the Company’s substantial indebtedness and other obligations; the ability of the Company to satisfy existing financial or other covenants in certain of its credit agreements; changes in economic and other conditions beyond the Company’s control, and the volatile results of the Company’s operations; the fiercely and increasingly competitive business environment faced by the Company; potential industry consolidation and alliance changes; competition with reorganized carriers; low fare levels by historical standards and the Company’s reduced pricing power; changes in the Company’s corporate or business strategy; government regulation of the Company’s business; conflicts overseas or terrorist attacks; uncertainties with respect to the Company’s international operations; outbreaks of a disease (such as SARS or avian flu) that affects travel behavior; labor costs that are higher than those of the Company’s competitors; uncertainties with respect to the Company’s relationships with unionized and other employee work groups; increased insurance costs and potential reductions of available insurance coverage; the Company’s ability to retain key management personnel; potential failures or disruptions of the Company’s computer, communications or other technology systems; losses and adverse publicity resulting from any accident involving our aircraft; changes in the price of the Company’s common stock; and the ability of the Company to reach acceptable agreements with third parties. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Detailed financial information follows:

AMR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(as reclassified)
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Percent
	2009	2008	Change
Revenues
Passenger - American Airlines	$3,680	$4,379	(16.0)
- Regional Affiliates	457	581	(21.4)
Cargo	144	215	(32.9)
Other revenues	558	522	6.9
Total operating revenues	4,839	5,697	(15.1)

Expenses
Wages, salaries and benefits	1,688	1,644	2.6
Aircraft fuel	1,298	2,050	(36.7)
Other rentals and landing fees	324	323	0.2
Maintenance, materials and repairs	305	315	(3.5)
Depreciation and amortization	272	309	(11.8)
Commissions, booking fees and credit card expense	217	257	(15.6)
Aircraft rentals	124	125	(0.7)
Food service	114	127	(10.0)
Special charges	13	-	*
Other operating expenses	678	734	(7.8)
Total operating expenses	5,033	5,884	(14.5)

Operating Income	(194)	(187)	3.4

Other Income (Expense)
Interest income	11	53	(79.2)
Interest expense	(186)	(206)	9.7
Interest capitalized	10	5	91.8
Miscellaneous – net	(16)	(5)	*
	(181)	(153)	18.3

Income/(Loss) Before Income Taxes	(375)	(341)	10.1
Income tax	-	-	-
Net Income	$(375)	$(341)	10.1

Earnings/(Loss) Per Share
Basic	$(1.35)	$(1.37)
Diluted	$(1.35)	$(1.37)

Number of Shares Used in Computation
Basic	279	249
Diluted	279	249

*      Greater than 100%

AMR CORPORATION
OPERATING STATISTICS
(as reclassified)
 (Unaudited)

	Three Months Ended March 31,		Percent
	2009	2008	Change
American Airlines, Inc. Mainline Jet Operations
Revenue passenger miles (millions)	28,593	32,488	(12.0)
Available seat miles (millions)	37,783	41,052	(8.0)
Cargo ton miles (millions)	371	505	(26.6)
Passenger load factor	75.7%	79.1%	(3.5) pts
Passenger revenue yield per passenger mile (cents)	12.87	13.48	(4.5)
Passenger revenue per available seat mile (cents)	9.74	10.67	(8.7)
Cargo revenue yield per ton mile (cents)	38.90	42.55	(8.6)
Operating expenses per available seat mile, excluding Regional Affiliates (cents) (1)	11.82	12.63	(6.5)
Fuel consumption (gallons, in millions)	617	680	(9.3)
Fuel price per gallon (cents)	191.1	273.2	(30.0)

Regional Affiliates
Revenue passenger miles (millions)	1,861	2,142	(13.1)
Available seat miles (millions)	2,818	3,106	(9.3)
Passenger load factor	66.0%	69.0%	(2.9) pts

AMR Corporation
Average Equivalent Number of Employees
American Airlines	67,000	71,800
Other	12,500	13,700
Total	79,500	85,500

(1)	Excludes $596 million and $721 million of expense incurred related to Regional Affiliates in 2009 and 2008, respectively.

       AMR CORPORATION
OPERATING STATISTICS
(Unaudited)

OPERATING STATISTICS BY REGIONAL ENTITY

American Airlines, Inc.	Three Months Ended March 31, 2009
Entity Results	RASM[1] (cents)	Y-O-Y Change	ASMs[2] (billions)	Y-O-Y Change

DOT Domestic	9.68	(7.2)%	23.1	(10.7)%
International	9.83	(11.1)	14.7	(3.3)
DOT Latin America	11.23	(8.0)	7.7	(4.5)
DOT Atlantic	7.96	(17.6)	5.3	(3.7)
DOT Pacific	9.28	(7.3)	1.7	4.2

American Airlines, Inc.	Three Months Ended March 31, 2009
Entity Results	Load Factor (pts)	Y-O-Y Change (pts)	Yield (cents)	Y-O-Y Change

DOT Domestic	78.4	(1.8)	12.36	(5.2)%
International	71.5	(6.0)	13.75	(3.6)
DOT Latin America	73.1	(6.1)	15.37	(0.3)
DOT Atlantic	67.6	(6.1)	11.76	(10.3)
DOT Pacific	76.2	(5.7)	12.18	(0.4)

1 Revenue per Available Seat Mile
2 Available Seat Miles

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

American Airlines, Inc. Mainline Jet Operations	Three Months Ended March 31,
(in millions, except as noted)	2009	2008

Total operating expenses	$5,061	$5,907
Less: Operating expenses incurred related to Regional Affiliates	596	721
Operating expenses excluding expenses incurred related to Regional Affiliates	$4,464	$5,186
American mainline jet operations available seat miles	37,783	41,052
Operating expenses per available seat mile, excluding Regional Affiliates (cents)	11.82	12.63

Percent change	(6.5)%

American Airlines, Inc. Mainline Jet Operations	Three Months Ended March 31,
(in millions, except as noted)	2009	2008

Total operating expenses	$5,061	$5,907
Less: Operating expenses incurred related to Regional Affiliates	596	721
Operating expenses excluding expenses incurred related to Regional Affiliates	$4,464	$5,186
American mainline jet operations available seat miles	37,783	41,052
Operating expenses per available seat mile, excluding Regional Affiliates (cents)	11.82	12.63
Less: Impact of special items (cents)	.04	-
Operating expenses per available seat mile, excluding impact
of special items (cents)	11.78	12.63

Percent change	(6.8)%

Less: Fuel cost per available seat mile (cents)	3.12	4.52
Operating expenses per available seat mile, excluding impact of special items and the cost of fuel (cents)	8.66	8.11

Percent change	6.8%

Note: The Company believes that operating expenses per available seat mile, excluding the cost of fuel assists investors in understanding the impact of fuel prices on the Company’s operations.

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

AMR Corporation	Three Months Ended March 31,
(in millions, except as noted)	2009	2008

Total operating expenses	$5,033	$5,884
Available seat miles	40,600	44,158
Operating expenses per available seat mile (cents)	12.40	13.32
Less: Impact of special items (cents)	.04	-
Operating expenses per available seat mile, excluding impact
of special items (cents)	12.36	13.32

Percent change	(7.2)%

Less: Fuel cost per available seat mile (cents)	3.19	4.64
Operating expenses per available seat mile, excluding impact of special items and the cost of fuel (cents)	9.17	8.68

Percent change	5.6%

AMR Corporation Calculation of Net Debt	As of March 31
(in millions, except as noted)	2009	2008

Current and long-term debt	9,685	$10,157
Current and long-term capital lease obligations	626	776
Principal amount of certain airport facility tax-exempt bonds and the present value of aircraft operating lease obligations	4,068	4,239
	14,379	15,172
Less: Unrestricted cash and short-term investments	2,864	4,519
Net Debt	11,515	$10,653

Note:  The Company believes the net debt metric assists investors in understanding changes in the Company’s liquidity and the results of its efforts to build a financial foundation under the Company’s Turnaround Plan.

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

American Airlines, Inc. Mainline Jet Operations	Estimate for Three Months Ended June 30,
(in millions, except as noted)	2009	2008

Operating expenses per available seat mile, excluding Regional Affiliates (cents)	11.84	15.80
Less: Impact of special item (cents)	0.08	2.52
Operating expenses per available seat mile, excluding Regional Affiliates and impact of special item (cents)	11.76	13.28
Percent change	(11.5)%

Less: Fuel expense per available seat mile (cents)	3.09	5.23
Operating expenses per available seat mile, excluding Regional Affiliates, impact of special item and fuel expense (cents)	8.67	8.05
Percent change	7.7%

American Airlines, Inc. Mainline Jet Operations	Estimate for Year Ended December 31,
(in millions, except as noted)	2009	2008

Operating expenses per available seat mile, excluding Regional Affiliates (cents)	11.83	13.87
Less: Impact of special item (cents)	0.06	0.73
Operating expenses per available seat mile, excluding Regional Affiliates and impact of special item (cents)	11.77	13.14
Percent change	(10.4)%

Less: Fuel expense per available seat mile (cents)	3.08	4.99
Operating expenses per available seat mile, excluding Regional Affiliates, impact of special item and fuel expense (cents)	8.69	8.15
Percent change	6.6%

AMR Corporation	Estimate for Three Months Ended June 30,
(in millions, except as noted)	2009	2008

Operating expenses per available seat mile (cents)	12.41	16.60
Less: Impact of special item (cents)	0.08	2.59
Operating expenses per available seat mile, excluding impact of special item (cents)	12.33	14.01
Percent change	(12.0)%

Less: Fuel expense per available seat mile (cents)	3.18	5.38
Operating expenses per available seat mile, excluding impact of special item and fuel expense (cents)	9.15	8.63
Percent change	6.1%

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

AMR Corporation	Estimate for Year Ended December 31,
(in millions, except as noted)	2009	2008

Operating expenses per available seat mile (cents)	12.39	14.56
Less: Impact of special item (cents)	0.05	0.74
Operating expenses per available seat mile, excluding impact of special item (cents)	12.34	13.82
Percent change	(10.7)%

Less: Fuel expense per available seat mile (cents)	3.18	5.12
Operating expenses per available seat mile, excluding impact of special item and fuel expense (cents)	9.16	8.70
Percent change	5.3%

AMR Corporation	Three Months Ended March 31,
(in millions, except as noted)	2009	2008

Net Income/(Loss)	(375)	(341)
Less: Impact of special items	(13)	-
Net Income/(Loss), excluding impact of special items	(362)	(341)
Earnings/(Loss) Per Share
Basic	(1.30)	(1.37)
Diluted	(1.30)	(1.37)

Current AMR Corp. news releases can be accessed on the Internet.
The address is:  http://www.aa.com

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